EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 56 to Registration Statement No. 2-96738 on Form N-1A of our report dated December 19, 2013, relating to the financial statements and financial highlights of MFS Global Alternative Strategy Fund (formerly, MFS Diversified Target Return Fund) appearing in the Annual Report on Form N-CSR of MFS Series Trust XV for the year ended October 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

February 24, 2014